UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 2, 2011

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (604) 602-1633

_______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

The Company has entered into a letter of intent (“LOI”) dated January 31, 2011 with 0901502 B.C. Ltd (the “Vendor”) respecting the proposed option to purchase a 100% interest in approximately 1,230 acres of located mining claims in New Mexico, USA. One of these located mining claims is subject to a 1% NSR capped at US $2,000,000 from commercial production from this located mining claim. The Vendor holds the located mining claims (“the Claims”) directly and indirectly through an option agreement between the Vendor and a third party.

Upon execution of the LOI, the Company provided a US$7,500 deposit to the Vendor. In order to earn its 100% interest, the Company is required to make aggregate cash payments of US$590,500 and issue an aggregate of 1,000,000 shares of its common stock over an eight year period.

The proposed transaction remains subject to, among other things, the Company and the Vendor entering into a formal agreement, completion of satisfactory due diligence by the Company and receipt of all requisite regulatory and other approvals. The acquisition is also subject to the Company completing a financing to raise a minimum of $500,000 through the sale of its common shares at a price of $0.10 per share on or before February 28, 2011. There can be no assurance that the acquisition will be completed as proposed or at all.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the LOI is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter of Intent dated February 2, 2011
99.1	Press Release dated February 2, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2011

Enertopia Corp.

By: ”Robert McAllister”
Robert G. McAllister
President and Director